EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

December 21, 2023

Delaware Group State Tax-Free Income Trust

Delaware Group Tax-Free Fund

Voyageur Insured Funds

Voyageur Intermediate Tax Free Funds

Voyageur Mutual Funds

Voyageur Mutual Funds II

Voyageur Tax Free Funds

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re:	Expense Limitations

To Whom it May Concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the municipal bond funds listed in the table below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, inverse floater program expenses, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ respective total annual fund operating expenses (excluding any Excluded Expenses) exceed the amounts indicated below for the period from December 29, 2023 through December 30, 2024. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Boards of Trustees and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Registrant/Fund	Expense Cap
Delaware Group State Tax-Free Income Trust
Delaware Tax-Free Pennsylvania Fund	0.58%
Delaware Group Tax-Free Fund
Delaware Tax-Free USA Intermediate Fund	0.50%
Delaware Tax-Free USA Fund	0.55%
Voyageur Insured Funds
Delaware Tax-Free Arizona Fund	0.59%
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund	0.56%

Delaware Management Company

December 21, 2023

Registrant/Fund	Expense Cap
Voyageur Mutual Funds
Delaware Minnesota High-Yield Municipal Bond Fund	0.59%
Delaware National High-Yield Municipal Bond Fund	0.60%
Delaware Tax-Free California Fund	0.55%
Delaware Tax-Free Idaho Fund	0.61%
Delaware Tax-Free New York Fund	0.55%
Voyageur Mutual Funds II
Delaware Tax-Free Colorado Fund	0.57%
Voyageur Tax Free Funds
Delaware Tax-Free Minnesota Fund	0.59%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President